EXHIBIT 10.01

LEASE

between

PR III MIDDLEFIELD ROAD, LLC,

Landlord

and

VERISIGN, INC.,

Tenant

Date: As of: June 19, 2008

Premises:

675 and 685 East Middlefield Road

Mountain View, California 94043

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TABLE OF CONTENTS

		Page
33.	WAIVER OF POST-JUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM AND JURY TRIAL	36

34.	PROPOSITION 65 WARNING	37

35.	TERMINOLOGY	37

36.	MISCELLANEOUS PROVISIONS	37

EXHIBITS

Exhibit A Description of the Land

Exhibit B Form of Subordination, Non-Disturbance and Attornment Agreement

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LEASE

THIS LEASE (“Lease”) is made as of June 19, 2008, (the “Effective Date”) by and between PR III Middlefield Road, LLC, a California limited liability company, (“Landlord”) and VeriSign, Inc., a Delaware corporation, (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord owns fee simple title to a parcel of land, more particularly described as the “Land” below, upon which are currently constructed surface parking areas, infrastructure components and the following improvements: (i) the building commonly known as 675 East Middlefield Road, Mountain View, California containing approximately 52,931 rentable square feet of interior floor area and (ii) the building commonly known as 685 East Middlefield Road, Mountain View, California containing approximately 105,950 rentable square feet of interior floor area.

WHEREAS, Landlord desires to lease the Property to Tenant and Tenant desires to lease the Property from Landlord, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms and phrases shall have the meanings indicated below:

1.1 “Additional Rent” means any payments or reimbursements required to be made by Tenant to Landlord hereunder during the Term of this Lease, other than the Basic Rent.

1.2 “Alterations” means any alterations, additions, improvements or replacements to the Premises.

1.3 “Anti-Terrorism Laws” has the meaning set forth in Section 32.

1.4 “Basic Rent” has the meaning set forth in Section 4.1.

1.5 “Building” or “Buildings” means, individually or collectively as the context requires, the buildings, other improvements, associated equipment and appurtenances thereto of every kind and description located on and within the Land as of the Commencement Date.

1.6 “Building Systems” has the meaning set forth in Section 9.1.

1.7 “Casualty” has the meaning set forth in Section 13.1.

1.8 “Chiller” means that certain water cooled chiller referenced in that certain Property Condition Assessment Report dated February 8, 2008, prepared by Marx/Okubo as Job No. 08-9007 B.

1.9 “Claims” means, collectively, liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, an event, circumstance or condition, including, without limitation, any and all actual, threatened or potential claims, claims for contribution under Environmental Laws, suits, proceedings, actions, causes of action, demands, liabilities, losses, obligations, orders, requirements or restrictions, liens, penalties, fines, charges, debts, damages, costs, and expenses of every kind and nature, whether now known or unknown, whether foreseeable or unforeseeable, whether under any foreign, federal, state or local law (both statutory and non-statutory), and, whether asserted or demanded by a third party against Landlord, a Landlord Affiliate or any other claimant or potential claimant, or incurred directly or indirectly by any of them.

1.10 “Commencement Date” means the Effective Date of this Lease.

1.11 “Common Areas” has the meaning set forth in Section 6.3.

1.12 “Condemnation” has the meaning set forth in Section 14.1.

1.13 “Condemnation Restoration Completion Estimate” has the meaning set forth in Section 14.3.

1.14 “Damaged Property” has the meaning set forth in Section 13.1.

1.15 “Default Rate” means ten percent (10%) per annum.

1.16 “Effective Date” has the meaning set forth in the first sentence of this Lease.

1.17 “EMBP 455” has the meaning set forth in Section 1.54.

1.18 “Environmental Laws” means any applicable federal, state or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, requirement, agreement, consent, or approval, or any determination, directive, judgment, decree or order of any executive, administrative or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources or public health and safety.

1.19 “Event of Default” has the meaning set forth in Section 15.1.

1.20 “Expenses” has the meaning set forth in Section 4.4.

1.21 “Expiration Date” means the last day of the thirtieth (30th) full calendar month following the Commencement Date.

1.22 “Extension Notice” has the meaning set forth in Section 3.3.

1.23 “Extension Option” has the meaning set forth in Section 3.2.

1.24 “Extension Optionee” has the meaning set forth in Section 3.4.

1.25 “Extension Period” has the meaning set forth in Section 3.2.

1.26 “Extension Period Fair Market Rent” has the meaning set forth in Section 3.6.

1.27 “Governmental Authority” means the United States, the state, county, city and political subdivision in which the Property is located or that exercises jurisdiction over the Property, Landlord or Tenant, and any agency, department, commission, board, bureau or instrumentality of any of the foregoing that exercises jurisdiction over the Property, Landlord or Tenant.

1.28 “Hazardous Materials” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Materials shall include, without limitation, the following:

(a) a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;

(b) an “Acutely Hazardous Waste,” “Extremely Hazardous Waste,” “Hazardous Waste,” or “Restricted Hazardous Waste,” under Section 25110.02, 25115, 25117 or 25122.7 of the California Health and Safety Code, or listed pursuant to Section 25140 of the California Health and Safety Code, as any of the foregoing may be amended;

(c) a “Hazardous Material,” “Hazardous Substance” or “Hazardous Waste” under Section 25117, 25260, 25281, 25316, 25501, or 25501.1 of the California Health and Safety Code, as any of the foregoing may be amended;

(d) “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended; as well as any other hydrocarbonic substance, fraction, distillate or by-product;

(e) any substance or material defined, identified or listed as an “Acutely Hazardous Waste,” “Extremely Hazardous Material,” “Extremely Hazardous Waste,”

“Hazardous Constituent,” “Hazardous Material,” “Hazardous Waste,” “Hazardous Waste Constituent,” or “Toxic Waste” pursuant to Division 4.5, Chapters 10 or 11 of Title 22 of the California Code of Regulations, as may be amended;

(f) any substance or material listed by the State of California as a chemical known by the State to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, as may be amended;

(g) a “Biohazardous Waste” or “Medical Waste” under Sections 117635 or 117690 of the California Health and Safety Code, as may amended;

(h) mold;

(i) asbestos and any asbestos containing material; and/or

(j) a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

1.29 “Holdover Period” has the meaning set forth in Section 17.3.

1.30 “Insurance Requirements” means the requirements, whether now or hereafter in force, of any insurer, the local Board of Fire Underwriters and Fire Insurance Rating Organization or any other organization performing the same or similar functions, applicable to the Premises, or the use or manner of use thereof.

1.31 “Land” means that certain parcel of land located in the City of Mountain View, Santa Clara County, California identified as parcel Number 16 060 013 in the land records of Santa Clara, aggregating approximately 10.6 acres of land area and appurtenances thereto of every kind and description, which parcel of land is more particularly described on Exhibit A attached hereto and made a part hereof.

1.32 “Landlord Affiliate” means any firm, corporation or other entity directly or indirectly controlled by, in control of or under common control with Landlord.

1.33 “Landlord Party” or “Landlord Parties” means (1) any Landlord Affiliate, (2) any principal, director, officer, employee, agent, consultant or contractor of Landlord or any Landlord Affiliate, or (3) any Mortgagee or any principal, director, officer, employee, agent, consultant or contractor thereof.

1.34 “Landlord’s Restoration Work” has the meaning set forth in Section 13.1.

1.35 “Legal Requirements” means all laws (including Environmental Laws), statutes, ordinances, orders, rules, regulations and requirements and permits of any

Governmental Authority, whether now or hereafter in force, applicable to the Premises, or the ownership, operation, occupancy, repair, maintenance or use thereof. The term “Legal Requirements” shall include any requirements of Environmental Laws.

1.36 “Monetary Default” has the meaning set forth in Section 15.1(a).

1.37 “Mortgage” means any mortgage, deed of trust, deed to secure debt, or similar instrument encumbering fee title to the Premises (whether or not such mortgage shall also cover other real property) and any and all modifications, consolidations and extensions, renewals and replacements thereof.

1.38 “Mortgagee” shall mean the holder of or beneficiary under, as applicable, any Mortgage.

1.39 “Non-Disturbance Agreement” means a subordination, non-disturbance and attornment agreement in the form of Exhibit B attached hereto (subject to such commercially reasonable changes as the holder of such mortgage may reasonably propose in accordance with Section 21.2).

1.40 “notice” shall have the meaning set forth in Section 23.1.

1.41 “Outside Completion Date” has the meaning set forth in Section 13.2.

1.42 “Parking Areas” has the meaning set forth in Section 6.3.

1.43 “Premises” means the Property and all easements, rights and appurtenances with respect thereto.

1.44 “Prime Rate” means the per annum rate identified as the “Prime Rate” in the “Money Rates” section of the Wall Street Journal (or comparable index, if such publication is discontinued).

1.45 “Prohibited Persons” has the meaning set forth in Section 32.

1.46 “Property” means, collectively, the Land and the Buildings.

1.47 “Real Estate Taxes” means all real estate taxes, assessments and water and sewer rents, general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever to the extent assessed against the Property, but not income, franchise, sales, excess profit, transfer, inheritance or other taxes assessed against Landlord’s income or profits from the Premises, the Property or otherwise.

1.48 “Rent” means, collectively, Basic Rent and Additional Rent.

1.49 “Restoration Completion Estimate” has the meaning set forth in Section 13.1.

1.50 “Successor” has the meaning set forth in Section 3.4.

1.51 “Support Equipment” has the meaning set forth in Section 7.2.

1.52 “Surrender Condition” has the meaning set forth in Section 9.1.

1.53 “Tenant Affiliate” has the meaning set forth in Section 3.4.

1.54 “Tenant Party” or “Tenant Parties” means (1) any Successor or Tenant Affiliate other than EMBP 455, L.L.C., a California limited liability company, its successors and assigns (“EMBP 455”) in its capacity as owner, lessee or occupant of any real property that is adjacent to or in the vicinity of the Premises, (2) any principal, director, officer, employee, agent, consultant, or contractor of Tenant or of any Successor or Tenant Affiliate other than EMBP 455 in its capacity as owner, lessee or occupant of any real property that is adjacent to or in the vicinity of the Premises and (3) any invitee of Tenant or, if the Lease is assigned, or the Premises are sublet to any Successor or Tenant Affiliate, any invitee of such Successor or Tenant Affiliate, as the case may be.

1.55 “Tenant Property” means all furniture, equipment and other personal property of Tenant, including, without limitation, its data and computer equipment, trade fixtures. Tenant Property excludes fixtures (other than trade fixtures) and Alterations.

1.56 “Tenant’s Prior Use” has the meaning set forth in Section 6.1.

1.57 “Term” has the meaning set forth in Section 3.1.

1.58 “Unavoidable Delay” means any delay caused by strikes or other labor disputes, acts of God, inability to obtain labor or materials, governmental actions or restrictions, enemy action, civil commotion, sabotage, terrorism, vandalism, fire and other casualty, judicial or other legal proceeding affecting performance hereunder, or similar causes beyond the reasonable control of the responsible party.

1.59 “Untenantable” has the meaning set forth in Section 13.1.

1.60 “Utilities” has the meaning set forth in Section 8.1.

1.61 “USA Patriot Act” has the meaning set forth in Section 32.

1.62 “Worth at the Time of Award” shall have the meaning set forth in Section 15.

2. DEMISE

2.1 In consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, upon and subject to the terms and conditions set forth herein.

2.2 Landlord’s rights, title and interest in and to vault spaces, if any, that are within or outside the boundary of the Land, but adjoining the Land and the Premises are included in the Premises and shall be available to Tenant for its use and enjoyment hereunder, provided that such use shall be at Tenant’s sole cost and expense and shall be subject to and shall comply with all applicable Legal Requirements.

2.3 Tenant’s leasehold estate shall be burdened by, and Tenant shall have the right to use and enjoy and otherwise benefit from, as the case may be, any easement, negative easement, restrictive covenant, or any other right or interest appurtenant to or burdening the Land as of the Effective Date hereof.

3. TERM

3.1 The term of this Lease (the “Term”) shall commence on the Commencement Date and shall continue through and end at 11:59 p.m. on the Expiration Date, unless extended pursuant to this Section 3, in which case the Term shall continue through and end at 11:59 p.m. on the last calendar day of the Extension Period (defined below).

3.2 Tenant shall have and is hereby granted one (1) option (the “Extension Option”) to extend the Term of this Lease for a period commencing at 11:59 p.m. on the Expiration Date and ending on the fifth (5th) anniversary of the Expiration Date (such period, the “Extension Period”). If the Extension Option is exercised, Tenant shall continue to lease the entire Premises during the Extension Period on the same terms, covenants and conditions as provided in this Lease, except that the monthly Basic Rent during the Extension Period shall be the greater of (i) $2.75 per square foot of rentable area of the Premises (based on the rentable square feet of interior floor areas specified in the Recitals) and (ii) the Extension Period Fair Market Rent (defined in Section 3.6 below).

3.3 The Extension Option must be exercised, if at all, by written notice (the “Extension Notice”) given by Tenant to Landlord at least twelve (12) months prior to the date on which the Extension Period is to commence. If the Extension Notice is not so given, such Extension Option shall automatically expire.

3.4 Notwithstanding anything above to the contrary, unless Landlord approves otherwise, the Extension Option is personal to (i) VeriSign, Inc.; (ii) any other corporation or other entity which directly or indirectly controls, is controlled by or is under common control with VeriSign Inc. (a “Tenant Affiliate”), and (iii) a successor corporation or other entity into which or with which Tenant is merged or consolidated or which acquires all or a substantial portion of Tenant’s assets located at, or the business conducted by Tenant in and from, the Premises (a “Successor”) (collectively, items (i) through (iii), an “Extension Optionee”) and may be exercised only by the Extension Optionee (and not any sublessee or other transferee of Extension Optionee’s interest in this Lease) and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Extension Optionee. The Extension Option is not assignable separate and apart from this Lease, nor may the Extension Option be separated from this Lease in any manner, either by reservation or otherwise.

3.5 Tenant shall have no right to exercise the Extension Option during the pendency of a default under this Lease. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Extension Option because of the provisions of this Section 3.5.

3.6 On the first day of the fifteenth (15th) month prior to the date on which the Extension Period would commence, if the Extension Option were to be exercised, Landlord shall give Tenant a written notice of Landlord’s good faith determination of the fair market Basic Rent for the Premises to be applicable during the Extension Period. In the event that Tenant accepts Landlord’s determination or Landlord and Tenant reach an agreement of the amount of fair market rent for the extension period, Landlord and Tenant shall execute a written agreement as to such amount and such amount shall constitute the Extension Period fair market Basic Rent. In the event that Landlord and Tenant fail to reach agreement on the fair market rent for the extension period, then the “Extension Period Fair Market Rent” shall be the fair market rent last proposed by Landlord to Tenant in writing, and if Tenant is not satisfied with such “fair market rent,” Tenant may elect not to exercise the Extension Option. The fair market Basic Rent for the Premises during the Extension Period as determined pursuant to this Section 3.6 shall constitute the “Extension Period Fair Market Rent.”

4. RENT

4.1 Tenant, throughout the following period of the Term, shall pay to Landlord basic rent (“Basic Rent”) for the Premises at the following rates:

Lease Period	Basic Rent per Rentable Square Foot	Monthly Basic Rent for 675 East Middlefield Road, Mountain View, California	Monthly Basic Rent for 685 East Middlefield Road, Mountain View, California	Total Monthly Basic Rent
Commencement Date – 06/30/09	$2.50	$132,327.50	$264,875.00	$397,202.50
07/01/09 – 06/30/10	$2.60	$137,620.60	$275,470.00	$413,090.60
07/01/10 – 12/31/10	$2.70	$142,913.70	$286,065.00	$428,978.70

During the Extension Period, if any, Tenant shall pay the amount of Basic Rent determined in accordance with Section 3.2.

4.2 Monthly installments of Basic Rent shall be due and payable, in advance, on the Commencement Date and thereafter on the first (1st) day of each calendar month during the Term (except that installments of Basic Rent for less than a full calendar month shall be pro-rated on a per diem basis). Basic Rent shall be payable, at Tenant’s election, by check or wire transfer. Basic Rent is not subject to adjustment or recalculation based on any measurement or remeasurement of the Premises or Buildings.

4.3 Basic Rent shall be paid to Landlord (at Landlord’s address as provided in Section 23.2) without notice or demand and without deduction, abatement or set-off of any kind, except as otherwise expressly provided in this Lease.

4.4 Tenant acknowledges and agrees that, subject to Sections 6.2, 9, 13 and 14, this Lease is intended by the parties to yield to Landlord the Basic Rent as and when due hereunder absolutely free or net of all expenses, costs and charges (including, without limitation, Real Estate Taxes) allocable to the Term (including the Option Term, if applicable), which are in any manner associated with the operation, use, management, repair, maintenance, and insuring of the Premises (including, without limitation, all costs and expenses incurred by Tenant in connection with satisfying Tenant’s operation, maintenance and repair obligations as set forth in Section 9.1 or by Landlord pursuant to Section 9.3, but not including costs and expenses excluded under Section 9.4) (collectively, “Expenses”), all of which Expenses shall be paid by Tenant directly to the applicable utility companies, vendors and other entities to whom such Expenses are owed, (except for (a) Real Estate Taxes, which shall be paid as Additional Rent by Tenant to Landlord in accordance with Section 5, (b) Landlord’s insurance required under Section 12, which shall be procured and paid for by Landlord and reimbursed to Landlord by Tenant as Additional Rent in accordance with Section 12.7), and (c) Expenses reimbursable to Landlord pursuant to Section 9.3 below. However, the foregoing obligations shall be apportioned between Landlord and Tenant as of the Commencement Date and the expiration of the Term, so that Tenant shall be obligated to pay only those portions of such payment obligations and liabilities that are allocable to the Term. Notwithstanding the foregoing, however, Tenant shall not be obligated to pay any Expenses of: (i) repairing or maintaining the Premises to the extent excluded under Section 6.2 or Section 9; (ii) any Expenses for improving, remodeling or replacing the Premises (except to the extent covered by Tenant’s indemnification obligations set forth in Section 19 below, but subject to Section 12.3); (iii) Expenses that are identified as an obligation of Landlord or otherwise excluded from Tenant’s obligations under this Lease or (iv) expenses for insurance to the extent such insurance does not relate to the Premises or insures other property, none of which shall be due or payable as Additional Rent.

4.5 Basic Rent shall be paid to Landlord (at Landlord’s address as set forth in Section 23.2 as said address may be changed from time to time by notice given under that section) without notice or demand and without deduction, abatement or set-off of any kind, except as otherwise expressly provided in this Lease.

5. REAL ESTATE TAXES

5.1 Tenant shall pay, as Additional Rent, all Real Estate Taxes payable during the Term of this Lease in accordance with this Section 5. Landlord, at Landlord’s option, shall either (i) pay such Real Estate Taxes accruing during the Term of this Lease directly to the taxing authority on or prior to the date due and Tenant shall reimburse Landlord therefor within thirty (30) days after receipt of a bill therefor from Landlord, which bill shall be accompanied by a copy of the tax bill to which it relates or (ii) bill Tenant in advance for such Real Estate Taxes by delivering to Tenant a written notice therefor together with a copy of the tax bill to which it relates at least forty five (45) days prior to the date that such Real Estate Taxes will become delinquent, in which case Tenant shall make payment to Landlord of the full amount of Real

Estate Taxes shown in such bill within thirty (30) days following receipt of such notice and bill from Landlord or fifteen (15) days prior to the date that such taxes will become delinquent, whichever is later. Landlord shall take the benefit of any statute or ordinance permitting Real Estate Taxes to be paid in installments, and the payments required hereunder shall be made in such installments. Landlord shall be responsible for any interest or penalty resulting from Landlord’s delay in billing Tenant or Landlord’s delay in paying Real Estate Taxes to the taxing authority; Tenant shall be responsible for any interest or penalty resulting from Tenant’s failure to make payment of Real Estate Taxes to Landlord or the applicable taxing authority as the case may be in accordance with the deadlines for payment set forth in this Section 5.1.

5.2 Tenant shall have the right to contest the amount or validity, in whole or in part, of any Real Estate Taxes, or to seek a reduction in the valuation of the Property, or any part thereof, as assessed for Real Estate Tax purposes, by appropriate proceedings diligently conducted in good faith; provided that, Tenant must either pay any such taxes in protest, submit such bonds to the taxing authorities or take such other action as may be prudent to prevent any loss or forfeit of the Property or any penalties. Landlord shall cooperate with any such tax reduction proceeding at Tenant’s sole cost and expense. Landlord shall notify Tenant of any increase in the assessed valuation of the Property at least thirty (30) days before the last day for filing an objection thereto. Any refund of Real Estate Taxes that were paid by the Tenant during the Term or for a period allocable to the Term shall promptly be paid to and be the property of Tenant. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, liabilities, damages, loss, expenses, costs to, or penalties incurred by, Landlord arising from Tenant’s contesting any Real Estate Tax or seeking a reduction in the valuation of the Property pursuant to this Section 5.2.

5.3 Real Estate Taxes shall be apportioned between Landlord and Tenant for tax bills relating to the Term, so that Tenant shall be required to pay only the portion of the Real Estate Taxes allocable to the Premises during the Term (including the Extension Period, if applicable), and Landlord shall pay the remainder of such Real Estate Taxes.

5.4 Anything in this Section 5 to the contrary notwithstanding, Tenant shall have no obligation to pay Real Estate Taxes which Landlord has failed to bill to Tenant for one year or more following the date such Real Estate Taxes were due and payable.

6. USE AND COMPLIANCE

6.1 Tenant may use and occupy the Premises for the uses which Tenant made of the Premises prior to the Effective Date (“Tenant’s Prior Use”), and for office use, parking, storage and other uses ancillary thereto to the extent that any such uses do not violate Legal Requirements or Insurance Requirements. Tenant shall have access to and from the Premises 24 hours a day, 7 days per week, throughout the Term.

6.2 Notwithstanding anything to the contrary, nothing in this Lease (including, without limitation, Section 4.5, this Section 6.2, Section 9 and Section 19) shall be construed so as to require Tenant to repair, remedy or cure any condition (or to indemnify, defend or hold Landlord or any of the Landlord Parties harmless from or against any condition) that existed on or before the Commencement Date (except to the extent that Tenant or any Tenant Party exacerbates such condition after the Commencement Date) or to make any payment or reimbursement therefor whether under Section 4.5 as Additional Rent or otherwise, or so as to negate, impair or diminish Landlord’s agreement to accept the Property at the time of expiration or termination of this Lease in its “as is,” “where is,” “with all faults” condition as of the Commencement Date. Tenant shall not be obligated to remediate, cure or improve any condition relating to the Premises (including any condition that constitutes a violation of Legal Requirements) that existed on the Commencement Date or to pay or to reimburse Landlord for any costs thereof whatsoever (unless, and except to the extent that, Tenant or any Tenant Party exacerbates such existing condition after the Commencement Date). Without limiting the foregoing, Tenant shall not have any obligation to remove or remediate any Hazardous Materials that exist on, in, at, under, beneath, emanating from, migrating to or from, or otherwise affecting the Property prior to the Commencement Date (unless, and except to the extent that, Tenant or any Tenant Party exacerbates such existing condition after the Commencement Date). In no event shall the legal and regulatory compliance obligations of Tenant under this Lease be construed as requiring Tenant directly or indirectly to pay or reimburse Landlord for legal or regulatory compliance costs not caused directly by Tenant’s business activities conducted on the Premises during the Term. Further, Tenant shall have no obligation to repair, remedy or cure or to indemnify, defend or hold Landlord or any of the Landlord Parties harmless from or against any environmental or other condition of (including, without limitation, the presence of Hazardous Materials in, on, or about) any real property adjacent to, or in the vicinity of, the Premises that is owned or leased by Tenant, any Tenant Parties or EMBP 455 or any of their respective affiliates, which condition existed on or before the Commencement Date and was known by or disclosed to Landlord, any Landlord Affiliate, or its or their consultants prior to the Commencement Date, except to the extent that Tenant, any Tenant Party, EMBP 455 or any of their respective affiliates exacerbates such existing condition after the Commencement Date, and Landlord releases Tenant, all Tenant Parties and EMBP 455 from all Claims related thereto (except as otherwise provided in this sentence above). For purposes of this Section 6.2, exacerbation of a condition shall not be deemed to include a failure to repair, remedy or cure the condition of the Premises as such condition existed on or before the Commencement Date.

6.3 At all times during the Term, Tenant and its employees shall have the right to use all surface and garage parking spaces in and on the Property (“Parking Areas”). All of such spaces shall be available on an exclusive, unassigned self-parking basis without additional charge to Tenant, and Landlord shall not hold, reserve, assign or grant third party rights to any of such parking spaces. Tenant shall have the right to use at all times all common areas and appurtenant sidewalks, roadways and other facilities located on the Property and serving the Premises and any and all other portions of the Property, including, without limitation, the lobby areas, hallways, stairways, elevators, lavatory facilities, and loading docks (collectively, the “Common Areas”).

6.4 Landlord shall not close or change the common areas in a way as to alter or diminish the quantity, quality, utility or character thereof or limit Tenant’s ease of access to or use of its Premises, except as provided below on a temporary basis, and then in a manner that minimizes any adverse impact on Tenant. Landlord reserves the right from time to time to temporarily use any of the Common Areas for the purpose of making repairs in or to the Buildings or Common Areas that are within the scope of Landlord’s repair obligations under

Section 9.2 of this Lease or are within the scope of Landlord’s obligations to comply with any law or regulation or in connection with the exercise of its other rights set forth in Section 27 of the Lease below, as long as such acts do not unreasonably interfere with Tenant’s use of or access to the Premises. Landlord may close temporarily such portions of the Common Areas and Parking Areas as Landlord reasonably requires to make such repairs or as may be required in connection with the exercise of its other rights set forth in Section 27 below. Notwithstanding the foregoing, however, during the Term (including, without limitation the Extension Period, if any), Landlord shall not be entitled to make and such reservation shall not include the right to make any improvements or alterations to the Buildings, the Common Areas or the Parking Areas or to make any changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, parking spaces and parking areas unless such changes are required to be made during the Term (or any Extension Term) for the use of the Premises by Tenant or such changes are required by Legal Requirements or Insurance Requirements or to maintain the safety of persons and property at the Premises. During the Term (or any Extension Term), Landlord shall not make any other changes with respect to the Buildings, the Common Areas or the Parking Areas, unless Tenant consents thereto in its sole discretion. Tenant hereby agrees that Landlord’s actions consistent this Section 6.4 shall not constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s actions with respect to this Section 6.4, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from Landlord’s actions with respect to this Section 6.4, or for any inconvenience or annoyance occasioned by Landlord’s actions with respect to this Section 6.4, unless due to the gross negligence or willful misconduct of Landlord.

6.5 Tenant hereby agrees to accept the Premises and the Property in their “AS IS,” “WHERE IS,” “WITH ALL FAULTS” condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises (provided that Tenant’s compliance obligations shall be limited as set forth in Section 6.2), and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the present or future condition or suitability of all or any portion of the Premises or the Property for the conduct of Tenant’s business. Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as expressly provided in Section 9.2 below.

6.6 Tenant shall have the right, after notice to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, the validity or application of any and all Legal Requirements or Insurance Requirements with which Tenant is obligated to comply pursuant to the provisions of Section 6 hereof; provided that, Tenant must either submit such bonds to the applicable Governmental Authority or take such other action as may be necessary to prevent any loss to or forfeiture of the Premises or penalty. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any claim, liability, loss cost or expense arising from Tenant’s contesting the validity or application of any such Legal Requirement or Insurance Requirement pursuant to this Section 6.6. Landlord shall provide reasonable cooperation to Tenant (at Tenant’s sole cost and expense) in connection with the exercise by Tenant of its rights under this Section 6.1, including, without limitation, executing any application or document that may be reasonably required to be executed by Landlord in connection therewith; provided that, in no event will Landlord be obligated to execute any application or other document for any change to the zoning or entitlement for the Property or to approve any change to the zoning or entitlement for the Property or to take any other action that may materially adversely affect the use or value of the Property as determined by Landlord in its reasonable discretion.

6.7 Landlord shall reasonably cooperate with Tenant in connection with Tenant’s rights and obligations under this Section 6, including, without limitation, executing any application or document that may be reasonably required to be executed by Landlord in connection therewith; provided that, in no event will Landlord be obligated to execute any application or other document for any change to the zoning or entitlement for the Property or to approve any change to the zoning or entitlement for the Property or to take any other action that may materially adversely affect the use or value of the Property as determined by Landlord in its reasonable discretion.

7. INSTALLATIONS OF TENANT PROPERTY

7.1 At any time during the Term, Tenant may, without incurring any liability to Landlord for payment of rent or otherwise, but at Tenant’s sole cost and risk and subject to the other terms and provisions of this Lease (including, without limitation, provisions obligating Tenant to comply with Legal Requirements and Insurance Requirements), place and install Tenant Property in and upon the Premises. During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Premises or in respect of Tenant Property (including, without limitation, taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises during the Term by or for Tenant), and shall indemnify, defend and hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause Tenant Property to be assessed and billed separately from the real and personal property of Landlord.

7.2 Landlord grants an irrevocable license to Tenant throughout the Term to install, maintain, repair, replace, remove and use cables, utility boxes, lines, wires, devices, generators, facilities and appurtenances (collectively, “Support Equipment”) in, on or about the locations of the Property where the same are located on the Commencement Date, including, without limitation, within conduits and risers and any existing data rooms to the extent the same are used or are necessary for the operation of Tenant’s internet, router, server, data and computer equipment. During the Term, Tenant shall have the right to use the existing Support Equipment serving the Premises and to run its data and computer cabling into and between the floors of the

Premises. Landlord shall cause any and all work being performed by Landlord or by any third party or by any of its and their contractors to be performed so as not to sever or interfere with such Support Equipment or with Tenant’s use of risers and conduits. Except in the event of an emergency, Landlord shall provide Tenant with not less than ten (10) days prior notice of any work (with details as to the location and scope of such work) that could cause such severing or interference. During such period, Tenant shall undertake commercially reasonable efforts to identify such Support Equipment that may be affected by such proposed work by tagging or other practical protective measures.

8. UTILITIES AND SERVICES

8.1 Tenant, throughout the Term, shall be solely responsible to arrange for all services and utilities (including, without limitation, electricity, water, sewerage, gas and telecommunications) necessary or desirable for Tenant in connection with its operations at the Property (the “Utilities”) at the sole cost, risk, and expense of Tenant.

8.2 Landlord shall have no obligation to provide for or pay for any Utilities, nor shall Landlord unreasonably interfere in any manner with Tenant’s access to or use or enjoyment of any Utilities at any time during the Term.

9. REPAIR AND MAINTENANCE; EXPENSES

9.1 Subject to Section 6.2, and except for Landlord’s obligations under Section 9.2, Tenant shall at all times during the Term and at Tenant’s sole cost and expense, operate, clean, maintain, repair, and preserve the Premises, including without limitation the roof, plumbing, heating, ventilating, air-conditioning, sprinkler and electrical systems within the Buildings (“Building Systems”) and the Parking Areas, as and to the extent necessary to keep them in their condition as of the Effective Date, reasonable wear and tear, casualty and condemnation excepted (such condition, the “Surrender Condition”), and, subject to the limitations set forth in Section 6.2, in compliance with all applicable Legal Requirements and Insurance Requirements. Notwithstanding the foregoing, Tenant’s obligations to repair the Premises shall include only ordinary non-capital repairs ancillary to Tenant’s maintenance and preservation obligations, but shall not include (i) extraordinary repairs, or repairs or replacements the expenditure for which would be considered a “capital expenditure” or “capital expense” under generally accepted accounting principles, (ii) structural replacements or improvements, (iii) repairs or replacements that could reasonably be deferred until expiration of the Term without causing waste or degradation of the condition of the Premises below the Surrender Condition, (iv) repairs or replacements that are covered by insurance maintained or required to be maintained by Landlord, and (v) repairs or replacements arising as a consequence of casualty or condemnation. Tenant shall perform its foregoing obligations to operate, clean, maintain, repair, and preserve the Premises to the standard of similar first-class office buildings in the geographical area of the Buildings. To the extent possible, Landlord will cause Tenant to have the benefit of any guaranty or warranty to which Landlord is entitled relating to components of the Premises that Tenant is required to operate, maintain, repair, and preserve. The foregoing does not nullify or modify the Tenant’s obligation to pay to Landlord “Expenses” incurred by Landlord to the extent such payment is required under the terms of Sections 9.3 and 9.4 below (including the obligation to pay the amortized portion of capital expenditures that are incurred by Landlord and that are allocable to the Term of this Lease).

9.2 Landlord shall at its expense (but subject to Sections 9.3 and 9.4 below), maintain and repair the structural portions of the Buildings to the extent that such maintenance and repairs constitute extraordinary repairs, or repairs or replacements the expenditure for which would be considered a “capital expenditure” or “capital expense” under generally accepted accounting principles, including, without limitation, all portions of the roof, roof structures and supports, the foundation and structural supports, exterior and load bearing walls, subfloors and floors (but not floor coverings), the Building Systems and standard conduits, connections and distribution systems thereof within the Premises (but not any Support Equipment or Tenant’s Property) to the standard of similar first-class office buildings in the geographical area of the Buildings and in compliance with all applicable Legal Requirements and Insurance Requirements. Landlord’s obligations under this Section 9.2 shall not include maintenance and repairs within the scope of Tenant’s maintenance, repair and preservation obligations set forth in Section 9.1. Except in the case of maintenance and repairs that must be performed on an emergency basis or that are requested in writing by Tenant, Landlord shall give Tenant advance written notice of at least twenty (20) days prior to performing any maintenance or repair under this Section 9.2. Unless otherwise approved by Tenant in writing, Landlord shall defer any or all maintenance, repairs or replacements that could reasonably be deferred until expiration of the Term without causing waste, degradation of the condition of the Premises below the Surrender Condition or imposition on Landlord of a fine, penalty or loss of insurance coverage based on noncompliance with applicable Legal Requirements or Insurance Requirements. Landlord shall not be permitted to make alterations or improvements to the Premises during the Term or perform maintenance or repairs that are not required under this Section 9.2, except following not less than 30 days’ prior written notice during the last twelve (12) months of the Term, if Tenant has waived its Extension Option in writing, or during the last twelve (12) months of the Extension Period, and then, in each such case, only in a manner that does not interfere with or disturb Tenant’s access, use, occupancy and quiet enjoyment of the Premises.

9.3 Subject to Section 6.2 and except as provided in Section 9.4 below: (i) actual out of pocket expenses incurred by Landlord in the performance of Landlord’s obligations under Section 9.2 (but not including any maintenance, repairs or replacements to be deferred until expiration of the Term under the standards set forth in Section 9.2) shall be “Expenses” and (ii) shall be paid or reimbursed to Landlord by Tenant as Additional Rent on the first calendar day of each month during the Term (provided written demand for payment accompanied by reasonably detailed supporting documentation of such Expenses is made to Tenant at least thirty (30) days prior to such 1st calendar day, otherwise on the 1st calendar day of the next month and further provided that the amortized portion of any capital expenditure allocable to the Term and permitted to be an Expense shall be due and payable in monthly installments during the remaining Term and not as a lump sum) and such Expenses may include, without limitation, the following:

(a) All supplies, materials and tools used exclusively in connection with the Premises and the performance of Landlord’s obligations under Section 9.2;

(b) The cost of repair (but not replacement) of the Chiller, but only to the extent required to keep the Chiller fully and properly operational during the Term;

(c) The cost of any capital expenditure made to the Premises by Landlord after the date of this Lease which are required by Legal Requirements or Insurance Requirements that were not in effect as of the Effective Date or, subject to Section 9.4(c), to keep the Premises in a safe condition or in the Surrender Condition; provided that, the cost of any such capital expenditure or improvement shall be amortized on a straight-line basis over the useful life (as determined by Landlord) of such capital expenditure or improvement following such repair or replacement, together with interest at the Prime Rate plus two percent (2%) per annum on the unamortized balance thereof from time to time, and only the amortized portion of such expenditure, plus interest, during the Term will constitute an “Expense” hereunder; provided, further however that any capital expenditure or improvement which costs less than $25,000 shall be expensed in the year in which incurred and treated as “Expenses” in such year; and

(d) The cost of licenses, certificates, permits and inspections for the performance of obligations required to be performed by Landlord under Section 9.2.

9.4 Notwithstanding anything to the contrary, the following items shall be excluded from Expenses and Tenant shall not be charged or required to reimburse Landlord therefor under any provision of this Lease:

(a) Expenses for repairs or replacements that reasonably could be deferred until expiration of the Term (or, as applicable, the Extension Term) while maintaining the Surrender Condition described in (and pursuant to) Section 9.1 and without causing waste to the Premises, degradation of the condition of the Premises below the Surrender Condition or imposition on Landlord of a fine or penalty or resulting in the loss of insurance based on noncompliance with Legal Requirements or Insurance Requirements;

(b) Expenses that are not incurred for the performance of obligations required to be performed by Landlord under Section 9.2;

(c) Expenses for replacements of components or items that reasonably could be repaired at a lower cost;

(d) Wages, salaries, and any and all taxes, insurance and benefits of any property manager or other management employees of or employed by Landlord or any Landlord Affiliate;

(e) Any capital costs and expenses, including, without limitation, any, capital replacements, capital repairs or other capital items, that are not expressly permitted to be included as Expenses under Section 9.3 above;

(f) Costs or expenses of repairs made in connection with casualty or condemnation; costs or expenses of repairs and restoration paid for by the proceeds of any insurance policies and costs or expenses that would be reimbursable under insurance required to be maintained by Landlord under this Lease;

(g) Financing costs or depreciation;

(h) The costs resulting from Hazardous Materials which (i) existed on the Property on or before the Effective Date (except to the extent any such condition is exacerbated by Tenant or any Tenant Parties), and/or (ii) were placed within the Property by Landlord or Landlord Parties;

(i) Interest and penalties resulting from Landlord’s failure to pay Expense when due; and

(j) Costs or expenses arising from the gross negligence or willful misconduct of Landlord or Landlord Parties.

(k) Depreciation or amortization of the Buildings or equipment in the Buildings;

(l) Loan principal and interest payments;

(m) Amounts constituting either or both the deductible portion of insurance or self-insured risks;

(n) Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord or any Landlord Parties of any terms and conditions of this Lease, or of any applicable laws that would not have been incurred but for such violation; and

(o) Penalties for any late payment by Landlord, including, without limitation, taxes and equipment leases.

9.5 If Tenant disputes the amount of any Expenses for which Landlord is requesting payment or reimbursement from Tenant, Tenant may inspect and copy Landlord’s books and records relating to the Premises and, in addition, may at its sole expense, except as provided below, designate a consultant to do so who must be a member of a reputable accounting firm or management company and must not charge a fee based on the amount of Expenses that such consultant is able to save the Tenant. Tenant shall give not less than seven (7) days’ prior written notice to Landlord of the request for inspection, and the inspection must be conducted in Landlord’s offices during normal business hours. Tenant and such consultant shall maintain in strict confidence any and all information obtained in connection with the review and shall not disclose any such information to any person or entity other than to management personnel of Tenant, except for (i) information that is or becomes available to the public other than as a result of a disclosure pursuant to this Section 9.5, (ii) information that is or becomes available to Tenant on a non-confidential basis from another source which, to the best of Tenant’s knowledge, is not subject to a confidentiality agreement with Landlord, (iii) information that is or was known by Tenant prior to its disclosure by Landlord, (iv) disclosures required by applicable law, subpoena or any court, agency, regulatory or supervisory authority having jurisdiction or (v) disclosures required in connection with the enforcement of Tenant’s rights under this Lease. The period during which Tenant or its consultant may inspect and copy

Landlord’s books and records shall end on the ninetieth (90th) day following the date on which Tenant or its consultant shall have begun its inspection and Landlord shall have provided Landlord’s books and records relating to such Expenses and payment or reimbursement request to Tenant or its consultant for inspection and copying. If, after any such inspection, Tenant still disputes any such Expense payment or reimbursement request, and if Landlord disagrees with the results of Tenant’s review, then Landlord and Tenant shall together select a neutral auditor having not less than ten (10) years’ experience in managing or auditing properties of a type similar to the Premises and who is otherwise qualified to conduct a review of such books and records (the fees of such neutral auditor to be shared equally by Landlord and Tenant), and the determination of Expenses reached by such neutral auditor shall be final and conclusive. If the parties do not agree on such selection within fifteen (15) days following written notice by Tenant to Landlord of its election to cause such an auditor to conduct such review, then Tenant may request appointment of such an auditor by the American Arbitration Association (or any successor organization thereto) in accordance with its rules then prevailing, or if the American Arbitration Association (or such successor organization) shall fail to appoint such auditor within fifteen (15) days after such request is made, then Tenant may apply, on notice to Landlord, to any court having jurisdiction for the appointment of such auditor. If the amounts paid by Tenant to Landlord on account of Expenses exceed the amounts to which Landlord is entitled hereunder, then Landlord shall, upon its final determination, credit the amount of such excess toward the next monthly payment(s) of Rent due hereunder. All costs and expenses of any such review shall be paid by Tenant; provided, however, that if the aggregate amount of Expenses set forth in any such statement was overstated by Landlord by more than five percent (5%), Landlord shall reimburse Tenant for the commercially reasonable, out of pocket hourly or flat fee costs and expenses paid by Tenant in connection with Tenant’s review and, if applicable, the costs of causing the appointment of and review by such auditor. Notwithstanding anything to the contrary stated in this Lease, Tenant shall not be permitted or have the right to challenge any particular Expense (or inspect Landlord’s books and records with respect to any such Expense) if Tenant fails to deliver to Landlord written notice either challenging such Expense or requesting access to Landlord’s books and records with respect to such Expense in connection with a potential challenge within ninety (90) days after Landlord first delivers to Tenant its demand for payment of such Expense. Tenant will diligently pursue any such inspections and challenges permitted hereinabove in an expeditious manner.

9.6 Except as otherwise expressly provided in this Lease, Tenant hereby waives all rights it would otherwise have under California Civil Code Sections 1932(1) and 1942(a) or any successor statutes to deduct repair costs from rent and/or terminate this Lease as the result of any failure by Landlord to maintain, repair or replace the Premises. If Landlord fails to perform any of its repair, replacement and maintenance obligations under Section 9.2 or otherwise as required in this Lease, and such failure materially affects Tenant’s ability to use and occupy the Premises for the purposes permitted herein, Tenant shall have the right, but not the obligation, to perform such repairs, replacements and/or maintenance if such failure continues for more than ten (10) days after the second written notice from Tenant to Landlord; provided, however, that if the nature of the repairs, replacements and/or maintenance to be completed by Landlord is such that more than ten (10) days are reasonably required to complete such repairs, replacements and/or maintenance, then Landlord shall have such additional time as is reasonably necessary to complete such repairs, replacements and/or maintenance so long as Landlord takes appropriate action to commence such repairs, replacements and/or maintenance within such ten (10) day period and thereafter diligently pursues such repairs, replacements and/or maintenance to completion. In such event, Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant to complete such repairs, replacements and/or maintenance within ten (10) days after receipt of Tenant’s written demand therefor and supporting documentation evidencing such expenditures, together with interest thereon at the Default Rate from the date such expenditures are made by Tenant until paid by Landlord. In the event of an emergency, Tenant shall be empowered to undertake immediate repairs of such nature as would be Landlord’s responsibility and notify Landlord promptly after such repairs have been undertaken and seek reimbursement from Landlord as provided herein.

10. MECHANICS’ AND OTHER LIENS. Tenant shall not suffer or permit any mechanics’ or other liens to be recorded or filed against the Premises or any part thereof or against the interests therein of Landlord or Tenant as a result of any work performed by or on behalf of Tenant during the Term. If any such lien shall at any time be recorded or filed against the Premises or any such interest therein, Tenant shall cause the same to be discharged of record within thirty (30) days after Tenant receives notice of the recording or filing of the same. Tenant shall have the right, after notice to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, the amount or validity of any such mechanics’ or other lien filed against the Premises, provided that such contest shall not abrogate Tenant’s obligation to cause such lien to be discharged of record as provided in this Section 10. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any losses or costs to, or penalties incurred by, Landlord arising from Tenant’s contesting any mechanics’ or other lien filed against the Premises or any part thereof or against the interest therein of Landlord or Tenant’s failure to cause the same to be discharged of record within thirty (30) days after Tenant receives notice of the recording or filing of the same. Tenant’s obligations under this Section 10 shall survive the expiration or earlier termination of this Lease.

11. ALTERATIONS

11.1 Title to all improvements constructed by Tenant within the Premises following the Commencement Date shall be and remain in Tenant for and during the entire Term of this Lease, and on the expiration or earlier termination of this Lease, Tenant hereby covenants and agrees that the sole right to possess and use the same (but not Tenant’s Property) shall automatically pass to and be vested in Landlord without payment or consideration of any kind, unless Landlord provides Tenant with written notice at the time Landlord approves such improvements, that Landlord shall require Tenant to remove such improvements (or a specified portion thereof) at its sole cost and expense prior to the expiration of the Term, or to the extent permitted under the terms of this Lease any earlier termination of the Term, provided that Tenant is afforded a reasonable advance notice of such earlier termination to effect such removal.

11.2 Tenant shall have the right, at any time and from time to time during the Term of this Lease, to make, at its sole cost and expense Alterations to the Premises, subject, however, in all cases, to the following:

(a) All Alterations shall be made promptly in a good and workmanlike manner on a lien-free basis and in compliance with all applicable Legal Requirements, and any national or local Insurance Rating Bureau, or any other body hereafter exercising similar functions.

(b) The cost of all Alterations shall be paid by Tenant, so that the Property shall at all times be free from all liens for labor and material supplied or claimed to have been supplied to the Premises and free from all liens, encumbrances or security interests.

(c) Tenant shall not make any Alterations (i) to any portion of the Property described in Section 9.2, without Landlord’s prior written approval (including approval of all plans and specifications) to be given or withheld in Landlord’s sole and absolute discretion, (ii) to the exterior of the Buildings or Property if such Alterations would change the appearance of the Property or any part thereof, or (iii) that are not included in clauses (i) or (ii) above but cost more that Fifty Thousand Dollars ($50,000) without Landlord’s prior written approval (including approval of all plans and specifications, if any), which approval shall not be unreasonably withheld, conditioned or delayed. Within fifteen (15) days after the receipt of plans and specifications from Tenant requiring Landlord’s approval, Landlord shall notify Tenant in writing of its approval of the plans and specifications or the reasons for its rejection thereof. Landlord shall be deemed to have approved such plans and specifications or such Alterations if it fails to give Tenant a rejection notice within fifteen (15) days after receipt by Landlord of Tenant’s plans and request for approval.

11.3 Except as expressly set forth in this Lease, Landlord shall have no right to make any Alterations to the Premises (as distinguished from repairs and maintenance) without the prior written consent of Tenant, which consent Tenant may grant or withhold in its reasonable discretion.

11.4 Landlord, at Tenant’s sole cost and expense, shall provide reasonable cooperation with Tenant with respect to Tenant’s efforts to secure building and other permits or authorizations that may be required from time to time by Tenant in connection with the performance of any Alterations. Any reasonable costs incurred by Landlord in connection with Landlord’s (or Landlord’s construction consultant’s) review of any plans submitted to Landlord by Tenant shall be paid by Tenant as Additional Rent upon thirty (30) days written demand therefore by Landlord.

12. INSURANCE

12.1 At all times during the Term hereof, Tenant shall, keep in full force and effect:

(a) a policy of commercial general public liability insurance with respect to the Premises, and the business operated by Tenant in the Premises, in which the primary coverage per accident or occurrence is not less than Five Million Dollars ($5,000,000.00) combined single limit; and

(b) a policy of “all-risk” insurance so as to cause all of the Tenant Property to be insured against loss or damage by fire, wind, sprinkler leakage, vandalism, malicious mischief, flood and such other hazards as are from time to time included in a standard extended coverage endorsement, in an amount and form so that the proceeds thereof are sufficient to provide for actual replacement in full of the Tenant Property (i.e., full replacement cost).

Nothing in this Section 12 shall prevent Tenant from carrying any of the insurance required of Tenant hereunder in the form of self-insurance (provided Tenant shall have liquid assets of One Hundred Million Dollars ($100,000,000) or more), or blanket policies of insurance.

12.2 At all times during the Term hereof, subject to Section 12.5 below, Landlord shall keep in full force and effect:

(a) a policy of commercial general public liability insurance with respect to the Property, in which the primary coverage per accident or occurrence is not less than Five Million Dollars ($5,000,000.00) combined single limit; and

(b) policy of insurance “all-risk” so as to cause all of the Buildings and other improvements located within the Property to be insured against loss or damage by fire, wind, sprinkler leakage, earthquake, terrorist acts, vandalism, malicious mischief, flood and such other hazards as are from time to time included in a standard extended coverage endorsement, in an amount and form so that the proceeds thereof are sufficient to provide for actual replacement in full of the Buildings and improvements (i.e., full replacement cost). Such coverage shall include rental loss coverage for a period of at least twelve (12) months. Landlord shall have no obligation to insure, and shall not be responsible for, Tenant’s Property.

12.3 With respect to the insurance policies maintained by Landlord and Tenant pursuant to Sections 12.1 and 12.2, respectively, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty and, to the extent permitted by law, Landlord and Tenant each hereby releases and waives, to the extent that the party sustaining such loss is compensated for such loss by insurance, all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise.

12.4 Tenant (and Landlord, if Landlord has any employees), shall maintain (i) Worker’s Compensation insurance as required by any applicable law or regulation and in accordance with the laws of the state, territory or province having jurisdiction over Tenant’s employees, (ii) Employer’s Liability insurance with limits of One Million Dollars ($1,000,000) and (iii) Business Automobile Liability insurance covering all owned, rented (hired) and non-owned vehicles used in connection with this Lease or the Premises having limits of One Million Dollars ($1,000,000) each accident for bodily injury and property damage.

12.5 The policies required under Section 12.1(b) and Section 12.2(b) shall permit the waivers set forth in Section 12.3, and the policies required under Sections 12.1(a) and 12.4 shall name Landlord, Landlord Parties and Landlord’s lender as additional insureds with respect to liability arising out of the activities of Tenant, shall be deemed primary coverage as to any insurance carried by Landlord and such other additional insureds, and shall contain a clause that the insurer will not cancel or materially change the insurance without first giving the Landlord thirty (30) days prior written notice. A copy of the certificates of the insurers evidencing the maintenance of such insurance policies shall be delivered to Landlord and Tenant, as applicable, prior to the Commencement Date, and, upon renewals, no later than 21 days after the expiration of a coverage period.

12.6 All insurance required hereunder shall be issued by insurance companies having a rating of not less that A-VIII in Best’s Insurance Guide (or which is otherwise acceptable to the non-insuring party hereunder) and licensed to do business in the State of California. If Tenant fails to procure and maintain any insurance required to be procured and maintained by Tenant pursuant to this Lease, or to deliver certificates of insurance as required by this Lease, Landlord may, at its option, procure such insurance policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefore.

12.7 Expenses for insurance required to be maintained by Landlord under this Section 12 shall be reimbursed by Tenant within ten (10) days following written notice by Landlord containing an invoice of the amount thereof, accompanied by reasonable supporting documentation for all such insurance premium Expenses. All insurance required to be maintained by Tenant under this Lease shall be maintained at Tenant’s sole cost and expense.

13. DAMAGE OR DESTRUCTION

13.1 If, at any time during the Term, the Premises (including, without limitation, any of the Buildings or other improvements therein or thereon) or any part thereof (collectively, the “Damaged Property”) is damaged by fire, earthquake, flood or by any other casualty of any kind or nature (a “Casualty”) then, unless this Lease is terminated as hereinafter provided in this Section 13.1, Landlord shall proceed diligently to rebuild or restore the Damaged Property at Landlord’s sole cost and expense; provided, that, in no event shall Damaged Property include, nor shall Landlord or Tenant have any obligation to rebuild or restore, any of the Tenant Property (unless such Casualty is caused by the gross negligence or willful misconduct of Landlord). Such rebuilding and restoration work required of Landlord is herein collectively called “Landlord’s Restoration Work.” If any Casualty shall render the Premises completely or partially Untenantable for any period, then, provided that such Casualty was not caused by the gross negligence or willful misconduct of Tenant or any Tenant Parties, Basic Rent shall be abated (in the proportion that the rentable portion of the Untenantable area of the Premises bears to the total rentable area of the Premises for the period of such untenantability) until (10) days after the date that the Premises (or such portion thereof) is no longer Untenantable and Landlord has given written notice to Tenant that the Premises have again been rendered fully tenantable and a certificate of occupancy for the Premises, as restored following such fire or other casualty, has been obtained (if such certificate is required by applicable law). The term “Untenantable,” when used with respect to the Premises, or any portions thereof, shall mean that the Premises, or any portion thereof, is not reasonably capable of being used by Tenant for its intended purpose or that the continuance of Tenant’s business from the Premises is impractical (as reasonably determined by Tenant). Within thirty (30) days following any Casualty, Landlord shall cause to be prepared and delivered to Tenant a written estimate of the date by which the Landlord’s Restoration Work necessitated by Casualty shall be completed (which estimate shall be prepared by an independent reputable contractor, registered architect or licensed professional engineer designated by Landlord, and reasonably approved by Tenant) (such estimate being herein called the “Restoration Completion Estimate”). If the Restoration Completion Estimate is a date later than the date that is one hundred eighty (180) days after the date of the Casualty, or the Casualty occurs during the last one hundred twenty (120) days of the Term (as may be extended by the Extension Option), then, provided that such Casualty was not the direct or indirect result of Tenant’s or any Tenant Party’s negligence or willful misconduct, Tenant may elect to terminate this Lease by providing Landlord written notice no later than thirty (30) days following the delivery of the Restoration Completion Estimate to Tenant or, in the case of a Casualty occurring in the last one hundred twenty (120) days of the Term (as may be extended by the Extension Option), within thirty (30) days after the occurrence of such Casualty. If (i) the Restoration Completion Estimate is a date later than the date that is one hundred eighty (180) days after the date of the Casualty, (ii) the Casualty is the result of a risk that is not covered by Landlord’s insurance (provided that Landlord has procured and maintained the insurance required under Section 12.2(b) of this Lease), (iii) the amount of insurance proceeds payable to and received by Landlord as a result of such Casualty plus the applicable deductable are insufficient to compete Landlord’s Restoration Work (provided that Landlord has procured and maintained the insurance required under Section 12.2(b) of this Lease) or (iv) the Casualty occurs during the last one hundred twenty (120) days of the Term (as may be extended by the Extension Option), then Landlord may elect to terminate this Lease by providing Tenant written notice no later than fifteen (15) days following the delivery of the Restoration Completion Estimate to Tenant (in the case of clause (i)), fifteen (15) days after the insurer finally denies coverage or settles the insurance claim (in the case of clauses (ii) and (iii)), and fifteen (15) days after the occurrence of the Casualty (in the case of clause (iv)).

13.2 If a Casualty occurs and the Lease is not terminated in accordance with the terms of Section 13.1 above, then Landlord shall commence and diligently pursue to completion Landlord’s Restoration Work. If Landlord fails to substantially complete Landlord’s Restoration Work (it being understood that in no event shall Landlord’s Restoration Work be deemed substantially completed unless and until the Premises are no longer Untenantable and the common areas functional for all purposes hereunder) on or prior to the Outside Completion Date, then Tenant may terminate this Lease (or Tenant may reduce the total area of the Premises by removing the Building affected by such Casualty, if only one Building within the Premises is affected by such Casualty) and in the event of such termination (or Premises reduction), all Rent shall be prorated and adjusted as of the date of such termination (or Premises reduction), subject to the abatement provisions herein-above set forth) by delivering written notice to Landlord within thirty (30) days after the Outside Completion Date, but before Landlord’s Restoration Work shall have been substantially completed. If Tenant fails to deliver such notice within such thirty (30) day period, then Tenant shall have waived its right to terminate this Lease under this Section 13.2 for a period of two (2) months; after which 2-month period, such right shall again be available, on the same terms, if the Landlord’s Restoration Work is still not substantially completed. The provisions of the two immediately preceding sentences shall be implemented repeatedly until the Landlord’s Restoration Work is substantially completed or this Lease is terminated as therein provided. The term “Outside Completion Date” shall mean the later of (x) the date that is 180 days after the Casualty occurred and (y) the date of the Restoration Completion Estimate. Tenant shall be solely obligated to repair and restore Tenant Property at its sole cost and expense, unless damage thereto is caused by the gross negligence or willful misconduct of Landlord.

13.3 Landlord and Tenant agree that the foregoing provisions of this Section 13 are to govern their respective rights and obligations in the event of any damage or destruction and supersede and are in lieu of the provisions of any applicable law, statute, ordinance, rule, regulation, order or ruling now or hereafter in force which provide remedies for damage or destruction of Premises (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statute or laws of a similar nature).

14. CONDEMNATION

14.1 If all of the Premises is condemned by eminent domain, inversely condemned or sold in lieu of condemnation for any public or quasi-public use or purpose (a “Condemnation”), this Lease shall terminate as of the earlier of the date of title vesting in such proceeding or the date Tenant vacates the Premises, and Base Rent and Additional Rent hereunder shall be adjusted to the date the Lease is terminated.

14.2 If a Condemnation affects a portion of the Premises as would render the continuance of Tenant’s business from the Premises impracticable (as reasonably determined by Tenant), then Tenant shall have the option of terminating this Lease upon the giving of notice to Landlord within thirty (30) days from the date of such condemnation or taking and this Lease shall terminate as of the earlier of the date of title vesting in such proceeding or the date Tenant vacates the Premises, and Base Rent and Additional Rent hereunder shall be adjusted to the date the Lease is terminated.

14.3 If any such Condemnation of a portion of the Premises occurs and this Lease is not terminated under Section 14.1 or Section 14.2, then within thirty (30) days following any Condemnation, Landlord shall cause to be prepared and delivered to Tenant a written estimate of the date by which restoration work to the remaining portions Premises (including the Buildings and the parking and other common areas and structures, but not including, in any event, any Tenant Property) can be completed so that such remaining portion of the Premises and the Buildings thereon each shall constitute a complete architectural unit, reasonably fit for Tenant’s occupancy and business as reasonably determined by Tenant (which estimate shall be prepared by an independent reputable contractor, registered architect or licensed professional engineer designated by Landlord, and reasonably approved by Tenant) (such estimate being herein called the “Condemnation Restoration Completion Estimate”). If the Condemnation Restoration Completion Estimate is a date later than the date that is one hundred twenty (120) days after the date of the Condemnation, or the Condemnation occurs during the last one hundred twenty (120) days of the Term (as may be extended by the Extension Option), then, Landlord or Tenant each may elect to terminate this Lease by providing written notice to the other no later than thirty (30) days following the delivery of the Condemnation Restoration Completion Estimate to Tenant or, in the case of a Condemnation occurring in the last one hundred twenty (120) days of the Term (as may be extended by the Extension Option), within thirty (30) days after the occurrence of such Condemnation. If this Lease is not terminated under this Section 14.3, Landlord shall, within sixty (60) days after the date of such condemnation or taking, commence such restoration work to the remaining portions of the Premises (including the Buildings and the parking and other common areas and structures, but not including, in any event, any Tenant Property) as shall be needed so that such remaining portion of the Premises and the Buildings thereon each shall constitute a complete architectural unit, reasonably fit for Tenant’s occupancy and business as reasonably determined by Tenant. If Landlord fails to cause such restoration work to be substantially completed within the later of (x) 180 days after the Condemnation and (y) the Condemnation Restoration Completion Estimate, for any reason other than a delay caused by an act or omission of Tenant, and such failure materially interferes with Tenant’s use and occupancy of the Premises (as reasonably determined by Tenant), then Tenant shall have the right to terminate this Lease by notifying Landlord in writing of such termination within thirty (30) days after such outside date for completion of such restoration.

14.4 If this Lease is terminated as provided in Section 14.1, Section 14.2 or Section 14.3, then this Lease shall cease and expire as to such Premises as of the date of transfer of possession of the Premises, the Property, or the applicable portion thereof, as if such date was the expiration date of this Lease.

14.5 If, upon any Condemnation of a portion of the Premises, this Lease is not terminated by either Landlord or Tenant, then Tenant shall pay all Basic Rent up to the date of transfer of possession of such portion of the Premises so taken or condemned and this Lease shall thereupon cease and terminate with respect to such portion of the Premises so taken or condemned as if the date of transfer of possession of the Premises was the expiration date of the Term relating to such portion of the Premises. Thereafter, the Basic Rent and Additional Rent shall be calculated based on the net rentable area of the Premises not so taken or condemned and Tenant shall remain responsible only for Basic Rent and Additional Rent applicable to the remaining portion of the Premises.

14.6 All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Property shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for the taking of any Tenant Property or moving expenses if a separate award for such items is made to Tenant. If this Lease is terminated as a result of any such exercise of the power of eminent domain, Rent shall be payable up to the date that possession is taken by the condemning authority; Landlord shall refund to Tenant any prepaid unaccrued Rent, less any sum then owing by Tenant to Landlord; and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term.

14.7 If (i) any taking or condemnation for any public purpose is of a portion (but less than all) of the Premises or any portion thereof, and (ii) the same occurs for only a period of ninety (90) days or less, then such taking or condemnation shall be deemed a temporary taking and this Lease shall continue in full force and effect, except that, throughout the period of such temporary taking, Basic Rent, shall be calculated based on the net rentable area of the Premises not so taken.

14.8 Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

15. DEFAULT BY TENANT

15.1 If, at any time during the Term, any one or more of the following events (each of which being herein called an “Event of Default”) shall occur, to wit:

(a) Tenant fails to pay when due any sum required to be paid hereunder which is not received by Landlord when due and such failure shall continue for a period of five (5) business days after the date on which Landlord gives Tenant written notice of such failure (a “Monetary Default”); or

(b) Tenant fails to perform or observe any of Tenant’s obligations, covenants, or agreements (other than a Monetary Default) to be performed or observed by Tenant under this Lease and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, except that if such failure cannot, because of Unavoidable Delays or otherwise, be cured within such thirty (30) day period, and if Tenant shall have commenced to cure such failure within such thirty (30) day period or as soon as reasonably feasible following an Unavoidable Delay, and continues to prosecute such cure with reasonable diligence thereafter, then the time to cure such failure shall be extended for such period as may be necessary to complete such cure with reasonable diligence, subject to Unavoidable Delays; or

(c) Tenant admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any applicable Legal Requirement; or an assignment of Tenant’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or a substantial portion of its property; or the interest of Tenant under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt; or any petition is filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall contest the same by appropriate proceedings and shall remove or vacate the same within sixty (60) days from the date of its creation, service, or filing; or

(d) Tenant ceases to exist as a corporation.

15.2 In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:

(a) Upon an Event of Default, Landlord may, at its option, terminate this Lease by written notice to Tenant and recover possession of the Premises. No act by Landlord (including, without limitation, acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under the Lease) other than giving written notice to Tenant shall terminate this Lease. Following such termination, Landlord may recover from Tenant damages arising from the Event of Default and the termination of this Lease, including without limitation the following:

(i) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination; plus

(ii) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom.

As used in Sections 15.2(a)(i) and 15.2(a)(ii) above, the “Worth at the Time of Award” shall be computed by allowing interest at the Default Rate. As used in Section 15.2(a)(iii) above, the “Worth at the Time of Award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus five percent (5%).

(b) Landlord shall have the remedy, described in California Civil Code 1951.4 (Landlord may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

15.3 If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

15.4 Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under Section 15.1(a) or Section 15.1(b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by Section 15.1(a) or

Section 15.1(b). In such case, the applicable grace period under Section 15.1(a) or Section 15.1(b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.

15.5 Notwithstanding anything contained in this Section 15 to the contrary, any proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

15.6 No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

15.7 Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

16. LANDLORD OR TENANT MAY PERFORM THE OTHER’S OBLIGATIONS

16.1 If Tenant shall at any time fail to keep or perform any of its obligations under this Lease in respect of (a) maintenance of insurance, (b) repairs and maintenance of the Premises, (c) compliance with insurance requirements, or (d) the making of any other payment or performance of any other obligation of Tenant hereunder, Landlord may, but shall not be obligated to, upon the continuance of such failure on Tenant’s part for ten business (10) days after written notice (or, only in connection with a repair that must be made immediately in the case of a bona fide emergency, only with reasonable advance written notice, or if not feasible, oral notice) to Tenant (or after such additional period, if any, as Tenant may reasonably require to cure such failure if of a non-monetary nature which cannot be cured within said ten (10) business day period, and if, within said ten (10) business day period, Tenant begins appropriate action to cure such failure and thereafter prosecutes such action with due diligence and continuity) and without waiving or releasing Tenant from any obligation, make any such payment or perform any such obligation, and all reasonable sums so paid by Landlord and all necessary incidental costs and expenses incurred by Landlord in making such payments or performing such obligation, together with interest thereon at the Default Rate from the date of payment and shall be paid to Landlord on demand, or at Landlord’s option may be added to any installment of Basic Rent thereafter falling due, and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of a default by Tenant in the payment of Basic Rent.

16.2 If Landlord shall at any time fail to keep or perform any of its obligations under this Lease pursuant to Section 9.2, and Section 19.1 of this Lease, Tenant may, but shall not be obligated to, perform any such obligation, without waiving or releasing Landlord from such obligation, upon the continuance of such failure on Landlord’s part for ten (10) business days after written notice (or without notice and/or within a shorter time period in the case of a bona fide emergency) to Landlord and Landlord’s mortgagees of which Tenant has been provided notice (or after such additional period, if any, as Landlord may reasonably require to cure such failure if of a nature which cannot be cured within said ten (10) business day period, and if, within such ten (10) business day period, Landlord begins appropriate action to cure such failure and thereafter prosecutes such action with due diligence and continuity). Landlord shall reimburse Tenant for all reasonable sums incurred by Tenant in performing such obligation, together with interest thereon at the Default Rate from the date of payment thereof, such reimbursement to be paid within thirty (30) days of demand therefor. In the event that Landlord fails to reimburse Tenant as aforesaid for costs incurred by Tenant in exercising its self-help remedies, and provided that Tenant has obtained a judgment from a court of competent jurisdiction that Tenant is entitled to such reimbursement and Landlord fails to appeal in good faith or satisfy such judgment within thirty (30) days after being notified thereof by Tenant, then, in such event, Tenant shall be entitled to offset against Basic Rent and any additional charges thereafter due and payable, until paid in full, the sums due to Tenant pursuant to said judgment. In the event that the amounts due are not paid in full by the expiration or earlier termination of the Term of this Lease, such deficiency shall be immediately due and payable to Tenant.

16.3 The provisions of this Section 16 shall survive the expiration or earlier termination of the Term.

17. SURRENDER OF PREMISES; HOLDOVER

17.1 Upon the expiration or earlier termination of this Lease (for any reason whatsoever), Tenant shall surrender to Landlord the Premises in its “as is” condition on the Effective Date, but broom clean and clear of debris caused by Tenant, subject to the effects of ordinary wear and tear and depreciation arising from lapse of time and damage without fault or liability of Tenant, including without limitation damage by Casualty or loss by condemnation. Tenant shall not have any repair, restoration, maintenance or removal obligation, except as expressly provided in this Lease (including, without limitation, Section 11). Tenant may at any time during the Term or renewal thereof remove any trade fixture or any equipment which Tenant has installed in the Premises, providing said Tenant repairs any damages caused by said removal.

17.2 Subject to Sections 7 and 11 above, title to all Tenant Property shall remain in Tenant, and Tenant shall have the right to remove Tenant Property upon or prior to the expiration or earlier termination of this Lease; provided that, as provided in Section 11.1 of this Lease above, Landlord may require Tenant to remove some or all such Tenant Property. Any items of such Tenant Property which shall remain upon the Premises after the expiration or earlier termination by Tenant of the Term may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine. Tenant shall not have any right or obligation to remove cables, wiring or the like that are affixed or otherwise attached to (or embedded with any shafts, ducts or conduits within) any part of the Premises that is located within or behind the surface of walls and floors or within or above ceiling surfaces.

17.3 The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the Premises as aforesaid will be substantial, will exceed the amount of the rent theretofore payable hereunder, and will be impossible to accurately measure. Accordingly, if Tenant shall fail to surrender the Premises upon the expiration or earlier termination of this Lease, then, throughout the period commencing on such expiration or earlier termination and continuing until Tenant shall have surrendered the Premises (such period, the “Holdover Period”), Tenant shall be deemed a holdover tenant and shall be liable to Landlord for a charge for each day of the Holdover Period, in respect of use and occupancy and all damages incurred by Landlord, equal to 175% of the rate of Basic Rent for the first thirty (30) days during the Holdover Period, equal to 200% of the rate of Basic Rent for the second thirty (30) days during the Holdover Period and equal to 225% of the rate of Basic Rent during the remaining Holdover Period (computed on a per diem basis) payable under this Lease immediately prior to the commencement of the Holdover Period. The foregoing charge be in addition to any Additional Rent payable by Tenant for such holdover period and shall constitute liquidated damages on account of Tenant’s holdover; and Landlord hereby waives any and all right it may have to any further damages on account of Tenant’s holdover. Nothing herein shall be deemed to grant Tenant any right to holdover, and in no event shall the acceptance of any such charge preclude Landlord from commencing and prosecuting any holdover or eviction proceeding (but Landlord shall not claim, nor shall it be entitled to, any damages, as part of such proceeding, beyond the aforementioned per diem charge, the Additional Rent payable during such holdover period, and its costs of prosecuting such holdover or eviction proceeding, including, without limitation, reasonable attorney’s fees and disbursements directly relating thereto).

18. ASSIGNMENT AND SUBLETTING

18.1 Tenant shall not, voluntarily or by operation of law, (a) assign, mortgage, pledge, encumber, sell or transfer this Lease, in whole or in part, or (b) make any sublease, or permit occupancy of the Premises or any part thereof by anyone other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. No consent to any assignment or sublease in a specific instance shall operate as a release of Tenant from liability under this Lease. No consent to any assignment or sublease in a specific instance shall operate as a waiver of the need for such consent in any subsequent instance. Landlord’s consent to any proposed assignment or sublease may be subject to the consistency, in Landlord’s reasonable judgment, of the proposed assignee’s or subtenant’s business with other uses and tenants in the Building. In the event that any assignee or subtenant pays to Tenant any amount in excess of the Basic Rent then payable hereunder, or pro rata portion thereof on a square footage basis for any portion of the Premises so assigned or subleased, after deducting therefrom an amount equal to the reasonable expenses incurred by

Tenant in connection with such sublease or assignment (including but not limited to brokerage fees, fit-up expenses, tenant improvements allowances, free rent periods, marketing costs, advertising fees and attorney’s fees), which expenses shall be amortized on a straight light basis over the remaining Term of the Lease, then Tenant shall promptly pay fifty percent (50%) of said excess to Landlord as and when received by Tenant.

18.2 Any provision of this Lease to the contrary notwithstanding, Tenant shall have the right, at any time and from time to time and without notice (except as expressly provided in Section 18.3, below) or consent, (a) to sublet all or part of the Premises to any other Tenant Affiliate; or (b) assign this Lease to a Successor; or (c) permit occupancy of the Premises by the personnel of any entity that acquires a Tenant Affiliate or substantial portion of such Tenant Affiliate’s assets for a reasonable transition period following such acquisition. Any assignment or sublease under this Section 18.2 shall not operate as a release of Tenant from liability under this Lease. For the purpose of this Section 18.2, “control” shall mean the ownership of twenty percent (20%) or more of the direct or indirect voting securities or beneficial interests of an applicable entity. Further, notwithstanding anything in this Lease to be contrary, Tenant shall also have the right to permit, at any time and from time to time and without notice or consent, Affiliates and Successors to occupy all or any portion of the Premises without any formal agreement between Tenant and such entities.

18.3 In the event of the subletting or an assignment of this Lease to a Tenant Affiliate or a Successor, Tenant shall notify Landlord, in writing, prior to such subletting or assignment, as the case may be, and shall deliver to Landlord copies of any sublease or assignment documentation executed by Tenant and Tenant Affiliate.

18.4 No consent to any subletting or assignment shall release Tenant from or otherwise affect Tenant’s continuing primary liability (which, following any such assignment, shall be joint and several with the assignee).

19. INDEMNITY

19.1 Subject to Section 12.3, Tenant shall indemnify, defend and hold Landlord and all Landlord Parties harmless from and against any loss, cost, damage, claim, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) if, and to the extent, arising from any negligent acts or omissions or willful misconduct of Tenant or any Tenant Parties in, at or upon the Premises from and after the Commencement Date or any accident, injury or damage caused by Tenant or any Tenant Parties in, at or upon the Premises from and after the Commencement Date, or subject to Section 6.2 of this Lease above, otherwise incurred in connection with or arising from any cause in, on or about the Premises after the Commencement Date until Tenant vacates the Premises, except to the extent resulting from the material breach of this Lease by or the negligent acts or omissions or willful misconduct of Landlord or any Landlord Party. The provisions of this Section 19 shall survive the expiration or earlier termination of this Lease.

19.2 Without limiting the foregoing, Tenant hereby agrees to and does indemnify, defend, and hold harmless, Landlord and all Landlord Parties from and against any and all claims, demands, causes of action, fines, penalties, costs, expenses (including attorneys fees and court costs), liens, or liabilities, if, and to the extent, caused by, or arising out of Tenant’s failure to comply with its obligations under Section 20. The provisions of this Section 19 shall survive the expiration or earlier termination of this Lease.

20. ENVIRONMENTAL MATTERS. Subject to Section 6.2, Tenant shall not cause or permit any Hazardous Materials to be brought upon or used in the Premises by Tenant, its agents, employees, or contractors, or any other Tenant Parties, from and after the Commencement Date, unless: (x) such Hazardous Materials are necessary for the uses permitted under this Lease or are commonly used by tenants using space for the uses permitted by this Lease (e.g., office supplies, printer toner and limited quantities of cleaning supplies customarily used when cleaning office space and substances and materials used in connection with or contained within building systems, mechanical, electrical or other building system components, generators and the like), and (y) Tenant manages such Hazardous Materials strictly in accordance with all applicable Environmental Laws. Landlord shall be solely responsible for and shall undertake all removal, relocation, elimination, remediation or encapsulation of Hazardous Materials required by any Governmental Authority, or as necessary to comply with, and not violate, Legal Requirements, arising from Hazardous Materials that are present on the Effective Date or introduced to, on, in, about, under or from the Property by Landlord or any Landlord Party or any person or entity other than Tenant or a Tenant Party. Tenant shall be solely responsible for and shall undertake all removal, relocation, elimination, remediation or encapsulation of Hazardous Materials required by any Governmental Authority, or as necessary to comply with, and not violate, Legal Requirements, arising from Hazardous Materials that are introduced in, under or from the Property by Tenant or any of its agents, employees or contractors or any Tenant Parties from and after the Commencement Date.

21. SUBORDINATION.

21.1 This Lease, at Landlord’s option, shall be subordinate to any present or future Mortgage and to any and all advances made under any present or future Mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same; provided, however, that Tenant’s quiet possession will not be disturbed so long as no Event of Default has occurred. Tenant agrees, with respect to any such Mortgage, that no documentation other than this Lease shall be required to evidence such subordination. If any Mortgagee shall elect for this Lease to be superior to the lien of its Mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such Mortgage whether this Lease is dated earlier or later than the date of said Mortgage or the date of recording thereof. Tenant agrees to execute such documents as may be further required to evidence such subordination (provided that such document includes the Mortgagee’s agreement not to disturb Tenant’s quiet possession so long as an Event of Default has not occurred) or to make this Lease prior to the lien of any Mortgage, and by failing to do so within five (5) days after written demand, Tenant shall have committed an Event of Default under the Lease. Notwithstanding the provisions of this Section 21.1 above, it shall be a condition to the subordination of this Lease to any Mortgage that hereafter encumbers the Premises that Landlord shall have delivered to Tenant a Non-Disturbance Agreement, executed and acknowledged by the holder of such Mortgage, as lender.

21.2 If the holder of such Mortgage, as lender, requests modifications to the Non-Disturbance Agreement at the time of execution and delivery of this Lease, Tenant agrees that it shall not unreasonably withhold its consent to such requested modifications.

22. BROKER. Landlord and Tenant each represents and warrants to the other that they dealt with no broker in connection with the transaction contemplated by this Lease. Landlord and Tenant will indemnify and hold the other harmless from and against any and all claims, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) for all brokerage commissions or finder’s fees incurred by reason of the inaccuracy of the representation and warranty contained in this Section.

23. NOTICES

23.1 Any notice, demand or other communication (each, a “notice”) that is given or rendered pursuant to this Lease by either Landlord or Tenant to the other party, shall be (i) given or rendered, in writing, (ii) addressed to the other party at its required address(es) for notices delivered to it as set forth in Section 23.2 below, and (iii) delivered via either (x) hand delivery, (y) nationally recognized courier service (e.g., DHL, Federal Express, Express Mail) or (z) certified U.S. mail postage prepaid with return receipt requested. Any such notice shall be deemed given or rendered, and effective for purposes of this Lease, as of the date actually delivered to the other party at such address(es) (whether or not the same is then received by other party due to a change of address of which no notice was given, or any rejection or refusal to accept delivery). Notices from either party (to the other) may be given or rendered by its counsel.

23.2 The required address of each party for notices delivered to it are as set forth below. Each party, however, may, from time to time, designate an additional or substitute required address(es) for notices delivered to it (provided, that such designation must be made by notice given in accordance with this Section 23).

If to Landlord:	PR III Middlefield Road, LLC
c/o Prudential Real Estate Investors
8 Campus Drive, 4th Floor
Arbor Circle South
Parsippany, New Jersey 07054
Attn: PRISA III Asset Management
Phone: (973) 734-1300

With a copy to:	PR III Middlefield Road, LLC
Prudential Real Estate Investors
Campus Drive, 4th Floor
Arbor Circle South
Parsippany, New Jersey 07054
Attn: Law Department

If to Tenant:	VeriSign Inc.
487 E. Middlefield Road

Mountain View, CA 94043
Attn: James L. Morgensen
Vice President, Property Management Group

With a copy to:	VeriSign, Inc.
487 East Middlefield Road
Mountain View, California 94043
Attn: Office of the General Counsel

With a copy to:	DLA Piper US LLP 500 8th Street, NW
Washington, DC 20004
Attention: Jeffrey R. Keitelman, Esq.

24. QUIET ENJOYMENT. Landlord hereby covenants and agrees that, unless and until an Event of Default shall occur, Tenant shall, at all times during the Term, have peaceable and quiet enjoyment and possession of the Premises without any manner of hindrance from Landlord or any other person, firm or corporation.

25. ESTOPPEL CERTIFICATE. Within ten (10) days after a written notice from Landlord, Tenant shall execute and deliver to Landlord a statement certifying (a) that this Lease is in full force and effect, (b) that this Lease has not been amended, or if so amended, specifying the date of each amendment, (c) the date to which Basic Rent has been paid, (d) stating whether or not Tenant has delivered to Landlord any notice that indicates that Landlord is in default in performance of any of its obligations under this Lease, which notice remains outstanding (and, if so, specifying each such notice and default), and (e) stating whether or not Tenant has received from Landlord any notice that alleges that Tenant is in default in performance of any of its obligations under this Lease, which notice remains outstanding (and, if so, specifying each such notice and alleged default). At Landlord’s request, the aforementioned certification shall be to Landlord’s Mortgagee or other lender or Landlord’s purchaser or investor, as well as Landlord. Tenant’s failure to deliver such statement within ten (10) days after a second written notice requesting such statement, which second notice is given by Landlord after expiration of the ten (10) day period described above, shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.

26. LIMITATION OF LIABILITY. Tenant acknowledges and agrees, for itself and its successors and assigns, that no trustee, director, officer, employee or agent of Landlord shall be personally liable for any of the terms, covenants or obligations of Landlord hereunder. Landlord acknowledges and agrees, for itself and its successors and assigns, that no trustee, director, officer, employee or agent of Tenant shall be personally liable for any of the terms, covenants or obligations of Tenant hereunder.

27. ACCESS OF LANDLORD TO PREMISES

27.1 Subject to the provisions of this Section 27.1, Landlord (through its authorized contractors, agents or representatives) may enter into and upon any part of the Premises during reasonable hours and upon reasonable notice (which shall mean (x) except cases of emergency, at least 24 hours prior notice to Tenant, and (y) in cases of emergency, such prior notice, if any, or contemporaneous notice, as shall be reasonable under the circumstances), for the following purposes: (i) to make repairs to the Premises as Landlord is required, or expressly authorized, to make pursuant to this Lease, or is required to make during the Term pursuant to any applicable Legal Requirements or any Insurance Requirements; (ii) to otherwise perform Landlord’s obligations under this Lease; (iii) for the purpose of showing the same to existing or prospective purchasers or lenders; and (iv) at any time during the last twelve (12) months of the Term (assuming no further Extension Option is then available to Tenant), to show the Leased Premises to prospective tenants.

27.2 With respect to any of the aforementioned authorized entries by Landlord into and upon any part of the Premises, Tenant shall be entitled to have its representative accompany Landlord.

27.3 Landlord shall not unreasonably interfere with the operation of Tenant’s business during any of the aforementioned authorized entries. Without limiting the generality of the foregoing, Landlord shall use commercially reasonable efforts to make any routine repairs requiring access to the Premises after Tenant’s normal business hours.

27.4 Notwithstanding any of the foregoing, unless otherwise expressly permitted by Tenant in writing, Landlord shall not enter areas designated by Tenant as high security areas, unless an emergency situation exists that requires such entry to prevent imminent threat to human health, safety or material damage to the Premises.

28. AUTHORITY

28.1 Landlord and Tenant each represents and warrants to the other party that it has full right, power and authority to enter into and perform all of its obligations under this Lease, without the consent or approval of any other entity or person, and that it is making these representations knowing that the other party will rely thereon.

28.2 Landlord and Tenant each further represents and warrants to the other that the signatory of this Lease on its behalf has full right, power and authority to act for and on behalf of it in entering into this Lease.

29. LANDLORD EXCULPATION. Tenant hereby acknowledges and agrees that, notwithstanding anything herein to the contrary or any Legal Requirements to the contrary, the liability of Landlord and the Landlord Parties hereunder and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to Landlord’s interest in and to the Property, and neither Landlord nor any of the Landlord Parties shall have any personal liability thereof, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

30. TRANSFER OF LANDLORD’S INTEREST. Tenant hereby acknowledges and agrees that Landlord has the right to transfer all or any portion of its interest in the Property and in this Lease and that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of such transfer. The liability of any transferee shall be limited to the interest of such transferee in the Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges and agrees that Landlord may assign its interest in the Lease to a Mortgagee as additional security, and Landlord agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

31. ERISA

31.1 Tenant hereby represents, warrants and covenants that (a) Tenant is not (and will not during the Term become) an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute during the Term assets of any plan subject to Part 4, Subtitle B, Title I of ERISA and/or Section 4975 of the Internal Revenue Code, and (b) Tenant is not (and will not during the Term become) a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Tenant to pay rent and other amounts payable hereunder are not (and will not be) subject to State statutes regulating investments of and fiduciary obligations with respect to governmental plans.

31.2 Landlord hereby represents, warrants and covenants that (a) Landlord is not (and will not during the Term become) an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute during the Term assets of any plan subject to Part 4, Subtitle B, Title I of ERISA and/or Section 4975 of the Internal Revenue Code, and (b) Landlord is not (and will not during the Term become) a “governmental plan” within the meaning of Section 3(32) of ERISA.

32. ANTI-TERRORISM REPRESENTATIONS. Tenant is not a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

33. WAIVER OF POST-JUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM AND JURY TRIAL. FOLLOWING AN EVENT OF DEFAULT BY TENANT, TENANT, FOR ITSELF AND FOR ALL PERSONS CLAIMING THROUGH OR UNDER IT, HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH ARE, OR IN THE FUTURE MAY BE, CONFERRED UPON TENANT BY ANY PRESENT OR FUTURE LAW TO REDEEM THE PREMISES, OR TO ANY NEW TRIAL IN ANY ACTION FOR EJECTION UNDER ANY PROVISIONS OF LAW, AFTER REENTRY THEREUPON,

OR UPON ANY PART THEREOF, BY LANDLORD, OR AFTER ANY WARRANT TO DISPOSSESS OR JUDGMENT IN EJECTION. IF LANDLORD SHALL ACQUIRE POSSESSION OF THE PREMISES BY SUMMARY PROCEEDINGS, OR IN ANY OTHER LAWFUL MANNER WITHOUT JUDICIAL PROCEEDINGS, IT SHALL BE DEEMED A REENTRY WITHIN THE MEANING OF THAT WORD AS USED IN THIS LEASE. IN THE EVENT THAT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF RENT OR OTHER CHARGES PROVIDED FOR IN THIS LEASE, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) OF ANY NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OR ACTION. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER (EACH A “DISPUTE” AND COLLECTIVELY, THE “DISPUTES”).

34. PROPOSITION 65 WARNING. Chemicals known to the State of California to cause cancer and reproductive harm are present at the Property.

35. TERMINOLOGY. As used in this Lease, (i) the phrase “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question, (ii) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section, unless expressly so stated, (iii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, (iv) the term “person” shall mean a natural person, a corporation, a limited liability company, and/or any other form of business or legal association or entity, and (v) the term “business day” shall mean any day other than a Saturday or Sunday or New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day immediately following Thanksgiving Day, and Christmas Day.

36. MISCELLANEOUS PROVISIONS

36.1 This Lease constitutes the entire agreement between the parties with respect to the subject matter hereof. Any modification, amendment or waiver of this Lease or any provision hereof must be in writing and executed by the party against whom enforcement of such modification, amendment or waiver is sought.

36.2 The parties acknowledge that each has had an opportunity to review and negotiate this Lease. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease or any part hereof to be drafted.

36.3 The table of contents and the captions of this Lease are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Lease or the intent of any provision hereof, and same shall not in any way affect the provisions of this Lease.

36.4 If any provision of this Lease or the application thereof to any person or circumstance shall be to any extent invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

36.5 Tenant and Landlord are concurrently herewith recording a memorandum of this Lease. Upon expiration or earlier termination of this Lease, Landlord and Tenant each hereby agrees to execute, acknowledge and record, at Landlord’s sole cost and expense, any documentation reasonably required by Landlord to release the effect of such memorandum of this Lease.

36.6 This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

36.7 The failure of either party to seek redress for the violation of, or to insist upon the strict performance of any term, covenant or condition contained in this Lease, shall not prevent a similar subsequent act from constituting a default under this Lease.

36.8 All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

36.9 This Lease shall become binding and effective only upon the execution and delivery of this Lease by both Landlord and Tenant.

36.10 This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

36.11 Tenant covenants by and for itself, its heirs, executors, administrators, assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublesees, subtenants or vendees in the Premises.

36.12 If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of external legal counsel of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

36.13 This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

36.14 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

[Remainder of page intentionally blank. Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as a sealed instrument of the date first above written.

LANDLORD: PR III MIDDLEFIELD ROAD, LLC

By:	/s/ Timothy Hennessy
Name:	Timothy Hennessy
Title:	Authorized Signatory

Federal Tax ID#:	26-0656580

TENANT: VERISIGN, INC.

By:	/s/ James L. Morgensen
Name:	James L. Morgensen
Title:	Authorized Signatory

Federal Tax ID#:	94-3221585

EXHIBIT A

DESCRIPTION OF THE LAND

LEGAL DESCRIPTION

Real property in the City of Mountain View, County of Santa Clara, State of California, described as follows:

PARCEL 1, AS SHOWN ON THAT PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON NOVEMBER 27, 1979, IN BOOK 455 OF MAPS, PAGE(S) 3 AND 4.

EXCEPTING THEREFROM ALL THAT PORTION OF LAND GRANTED TO THE STATE OF CALIFORNIA BY DEED FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA ON MARCH 28, 1997 UNDER RECORDER’S SERIES NO. 13654075, OFFICIAL RECORDS AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEING A PORTION OF PARCEL NO. 1, AS SAID PARCEL IS SHOWN ON THAT CERTAIN MAP RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SANTA CLARA COUNTY, ON NOVEMBER 27, 1979, IN BOOK 455 OF MAPS AT PAGES 3 AND 4, SITUATED IN THE CITY OF MOUNTAIN VIEW, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF PARCEL 3A DESCRIBED IN THAT FINAL ORDER OF CONDEMNATION RECORDED JUNE 9, 1969 IN BOOK 8561, PAGE 506, OFFICIAL RECORDS OF SANTA CLARA COUNTY, ON THE SOUTHWESTERLY LINE OF MIDDLEFIELD ROAD (100.00 FEET WIDE MEASURED AT RIGHT ANGLES); THENCE ALONG SAID LINE, FROM A TANGENT WHICH BEARS S. 27° 27’ 26” E., ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 180.00 FEET, THROUGH A CENTRAL ANGLE OF 10° 03’ 03”, AN ARC LENGTH OF 31.50 FEET TO A POINT OF COMPOUND CURVATURE, ALONG A TANGENT CURVE TO THE RIGHT HAVING A RADIUS OF 35.00 FEET, THROUGH A CENTRAL ANGLE OF 38° 22’ 34”, AN ARC LENGTH OF 23.44 FEET; THENCE N. 31° 06’ 28” W., 169.17 FEET; THENCE ALONG A TANGENT CURVE TO THE LEFT HAVING A RADIUS OF 790.00 FEET, THROUGH A CENTRAL ANGLE OF 6° 00’ 08”, AN ARC LENGTH OF 82.76 FEET TO A POINT ON SAID SOUTHWESTERLY LINE OF SAID MIDDLEFIELD ROAD; THENCE ALONG LAST SAID LINE, S. 37° 13’ 39” E., 202.44 FEET TO THE POINT OF BEGINNING.

ALSO EXCEPTING THEREFROM ALL THAT PORTION OF LAND GRANTED TO THE SANTA CLARA COUNTY TRANSIT DISTRICT BY DEED FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA ON JUNE 5, 1997 UNDER RECORDER’S SERIES NO. 13728708, OFFICIAL RECORDS AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN REAL PROPERTY SITUATE IN THE CITY OF MOUNTAIN VIEW, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, AND BEING A PORTION OF PARCEL 1 AS SHOWN ON THAT CERTAIN MAP RECORDED IN BOOK 456 OF MAPS, AT PAGE 4, RECORDS OF SANTA CLARA COUNTY AND BEING DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEASTERLY CORNER OF SAID PARCEL I, SAID POINT ALSO BEING ON A NON-TANGENT CURVE TO THE RIGHT (CONCAVE TO THE SOUTHWEST) THE CENTER OF WHICH BEARS S. 48° 33’ 00” W., 1,449.92 FEET;

THENCE ALONG THE NORTHEASTERLY LINE OF SAID PARCEL 1 AND ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 00° 04’ 50”, FOR AN ARC LENGTH OF 2.04 FEET TO A POINT ON A NON TANGENT CURVE TO THE RIGHT (CONCAVE TO THE NORTHWEST THE CENTER OF WHICH BEARS N. 63° 52’ 10’ W., 619.77 FEET;

EXHIBIT A

DESCRIPTION OF THE LAND

(continued)

THENCE DEPARTING SAID NORTHEASTERLY LINE ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 18° 04’ 41”, FOR AN ARC LENGTH OF 195.55 FEET TO A POINT ON THE NORTHWESTERLY LINE OF SAID PARCEL 1, SAID POINT ALSO BEING ON A NON-TANGENT CURVE TO THE LEFT (CONCAVE TO THE NORTHWEST) THE CENTER OF WHICH BEARS, N. 45° 47’ 29” W., 598.11 FEET; THENCE ALONG SAID NORTHWESTERLY LINE AND ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 18° 47’ 08”, FOR AN ARC LENGTH OF 196.10 FEET TO THE POINT OF BEGINNING.

APN: 160-60-013

EXHIBIT B

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS AGREEMENT is made as of June 19, 2008, between [INSERT NAME OF PURCHASER’S LENDER]. (“Lender”), having an office at [Insert Address of Purchaser’s Lender], and VeriSign, Inc. (“Tenant”), having an address of 487 East Middlefield Road, Mountain View, California 94043.

WITNESSETH:

WHEREAS, PR III Middlefield Road, LLC (“Landlord”) and Tenant have entered into that certain lease dated June 19, 2008 (as amended, extended and renewed from time to time, the “Lease”) covering certain premises (the “Premises”) including the buildings located at 675 and 685 East Middlefield Road, Mountain View, California (the “Building”); and

WHEREAS, Lender [has made] [intends to make] a loan (“Loan”) to Landlord, which loan [is] [will be] secured by a mortgage or deed of trust (the “Mortgage”) covering the Premises, the Building and the land on which the Building is situated, such land being more particularly described in Exhibit A attached hereto (the Premises, the Building and the land being collectively referred to as the “Property”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Lease is, and shall be, subject and subordinate to the Mortgage and to all renewals, modifications, extensions and replacements thereof.

2. If the Mortgage is foreclosed, the mortgagee thereunder will not name or join Tenant as a party defendant or otherwise in any suit, action or proceeding, and will not terminate the Lease or any option to purchase the Property or any part thereof contained therein or disturb Tenant’s occupancy of the Premises, so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond the expiration of any applicable grace period set forth therein.

3. Any action by Lender to enforce the Mortgage by reason of a default thereunder will not terminate the Lease or invalidate or constitute a breach of any of the terms thereof, and in the event Lender forecloses the Mortgage, or any party acquires the Property pursuant to a power of sale contained in the Mortgage, or a deed in lieu of foreclosure is delivered (any or all of the above being referred to as a “Foreclosure Sale”), Tenant will attorn to Lender or other purchaser at any foreclosure sale thereunder or to the grantee under a deed in lieu of foreclosure (the “Foreclosure Purchaser”), and will execute and deliver such instruments as may be reasonably necessary to evidence such attornment, provided Tenant receives from such purchaser or grantee an agreement recognizing the validity of the Lease.

4. In the event of a Foreclosure Sale, the Foreclosure Purchaser agrees to be bound to Tenant under all of the terms, covenants and conditions of the Lease from and after the date it acquires title to the Premises; provided, however, the Foreclosure Purchaser shall not be:

(a)	liable for any act or omission of any prior landlord (including Landlord), including any default on the part of the prior Landlord under the Lease, unless any such act or omission or such default arises out of a continuing or present responsibility of Landlord or constitutes a continuing default pursuant to the terms of the Lease (e.g., an obligation on the part of Landlord to complete any repair or replacement pursuant to the Lease); or

(b)	subject to any offsets or defenses that Tenant has against any prior landlord (including Landlord); or

(c)	bound by the payment of any rent or additional rent that Tenant paid more than one month in advance of the due date thereof to any prior landlord (including Landlord) unless expressly provided for in the Lease; or

(d)	bound by any amendment or modification of the Lease made without Lender’s consent, which consent Lender shall not unreasonably withhold or delay.

5. Tenant shall send a copy of any notice or statement alleging a Landlord default under the Lease to Lender at the same time Tenant sends such notice or statement to Landlord at the address set forth herein. The curing of any of Landlord’s defaults by Lender shall be treated as performance by Landlord.

6. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Neither this Agreement nor any provision hereof shall be construed against the party causing this Agreement or such provision to be drafted.

7. This Agreement shall not be amended, modified or terminated nor may any of its provisions be waived, except by a writing signed by the party against whom such amendment, modification, termination or waiver is sought to be enforced.

8. This Agreement shall run with the land and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including a Foreclosure Purchaser.

9. This Agreement shall not be effective unless and until it has been executed and delivered by Tenant and Lender.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

LENDER:

[INSERT NAME OF PURCHASER’S LENDER]

By:
Name:
Its:

TENANT:

VERISIGN, INC.

By:
Name:
Its:

STATE OF	)
	)	ss.
COUNTY OF	)

On                     , 2008 before me,                                     , Notary Public, personally appeared                                                      , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

Witness my hand and official seal.

(Seal)
Signature of Notary Public

STATE OF	)
	)	ss.
COUNTY OF	)

On                     , 2008 before me,                                     , Notary Public, personally appeared                                                      , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

Witness my hand and official seal.

(Seal)
Signature of Notary Public